Exhibit 99.1

Black Diamond Therapeutics Announces Appointment of Mark Velleca, M.D., Ph.D. to Board of Directors

CAMBRIDGE, Mass. and NEW YORK, August 10, 2021 (GLOBE NEWSWIRE) -- Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology medicine company pioneering the discovery and development of small molecule, MasterKey therapies, today announced the appointment of Mark A. Velleca, M.D., Ph.D. to its Board of Directors. Dr. Velleca brings over 20 years of leadership experience in the biotechnology industry, particularly in the field of oncology, most recently serving as Chief Executive Officer of G1 Therapeutics.

“I am delighted to welcome Mark to the Black Diamond Board of Directors,” said Robert A. Ingram, Chairman of the Board of Directors of Black Diamond Therapeutics. “Mark brings substantial experience in a range of leadership roles in the life sciences sector, and his perspective will be integral as Black Diamond executes on its vision of developing novel precision medicine therapies for genetically defined cancers.”

“We are pleased to welcome Mark to our Board, as his financial, regulatory, and medical expertise will complement our existing credentialed group of directors,” said David M. Epstein, Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “Mark’s experience in shepherding drugs from discovery through commercialization will enable him to provide valuable insights as we advance our deep pipeline of targeted oncology therapies.”

“I am delighted to join Black Diamond Therapeutics’ Board of Directors, as their novel approach to precision medicine has the potential to transform the treatment landscape of targeted therapies. Oncology continues to be an area of immense unmet need, and the MAP platform offers a unique opportunity to address these challenges,” said Dr. Velleca. “I look forward to working with the team to contribute to Black Diamond’s future growth and success.”

Dr. Velleca was most recently Chief Executive Officer of G1 Therapeutics, where he grew the company from Series A through IPO and led the development of its first therapy (COSELA™) from preclinical to FDA approval. Previously, he served as Executive Vice President at the Leukemia & Lymphoma Society (LLS). Prior to LLS, Dr. Velleca was co-founder and Senior Vice President of CGI Pharmaceuticals, where he managed the company from its inception through clinical trials of multiple drug candidates. After Gilead Sciences acquired CGI, he served as a Senior Advisor to Gilead in R&D Strategy and Corporate Development.  Earlier in his career, Dr. Velleca was an attending physician at Yale New Haven Hospital and on the faculty of the Yale University School of Medicine. Currently, Dr. Velleca is a Senior Advisor and board member at G1 Therapeutics, board member at IMMvention Therapeutix, board chair at Turbine AI, and a Venture Partner at Hatteras Venture Partners. He earned an M.D. and Ph.D. from Washington University in St. Louis and a B.S. from Yale University.

About Black Diamond Therapeutics, Inc.

Black Diamond Therapeutics is a precision oncology medicine company pioneering the discovery of small molecule, MasterKey therapies. Black Diamond targets undrugged mutations in patients with genetically defined cancers. Black Diamond is built upon a deep understanding of cancer genetics, protein structure and function, and medicinal chemistry. The Company’s proprietary technology platform and drug discovery engine, Mutation-Allostery-Pharmacology, or MAP, platform, is designed to allow Black Diamond to analyze population-level genetic sequencing data to identify oncogenic mutations that promote cancer across tumor types, group these mutations into families, and develop a single small molecule therapy that targets a specific family of mutations, termed a MasterKey therapy. Black Diamond was founded by David M. Epstein, Ph.D., and Elizabeth Buck, Ph.D. For more information, please visit www.blackdiamondtherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the continued discovery and development of MasterKey therapies. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned IND-enabling and clinical trials, the Company’s ability to execute on its strategy, regulatory developments in the United States, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials and preclinical studies, supply chain, and operations, as well as those risks and uncertainties set forth in its 2020 annual report on Form 10-K filed with the United States Securities and Exchange Commission and its other filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

For Investors:

Natalie Wildenradt

investors@bdtx.com

For Media:

Kathy Vincent

(310) 403-8951

media@bdtx.com